Exhibit 10.5

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Double asterisks denote omissions.

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (this “Agreement”) is made by and between ICPD Holdings, LLC and Evelyn J. Ellis-Grosse (“Inventors”) and Zavante Therapeutics, Inc. (“Zavante”), a Delaware corporation having a place of business at 3605 Sandy Plains Road, Suite 240-218, Marietta, GA 30066.

This Agreement is effective as of March 1, 2014 (“Effective Date”).

R E C I T A L S

WHEREAS, Inventors own certain intellectual property relating to Method for Improving Drug Treatments in Mammals;

WHEREAS, Inventors own a provisional patent application for United States patent [**]; and

WHEREAS, Zavante desires to secure the exclusive right and license to use, develop, manufacture, market and exploit the intellectual property developed by Inventors and described in the aforementioned provisional patent application;

NOW, THEREFORE, in consideration of the premises and of the promises and covenants contained herein and intending to be legally bound hereby, the parties agree as follows:

1.                                      Definitions.

“Zavante” shall include Zavante and its Affiliates.

“Affiliate” means, when used with reference to Zavante, any Entity directly or indirectly controlling, controlled by or under common control with Zavante.  For purposes of this Agreement “control” means the direct or indirect ownership of over fifty percent (50%) of the outstanding voting securities of an Entity, or the right to receive over fifty percent (50%) of the profits or earnings of an Entity, or the right to control the policy decisions of an Entity.

“Bankruptcy Event” means voluntary or involuntary proceedings by or against an Entity are instituted in bankruptcy or under any insolvency law, or a receiver or custodian is appointed for such Entity, or proceedings are instituted by or against such Entity for corporate reorganization or the dissolution of such Entity, which proceedings, if involuntary, shall not have been dismissed within 60 days after the date of filing, or such Entity makes an assignment for the benefit or creditors, or substantially all of the assets of such Entity are seized or attached and not released within 60 days thereafter.

“Confidential Information” means and includes all technical information, inventions, trade secrets, developments, discoveries, software, know-how, methods, techniques, formulae, data, processes and other proprietary ideas, whether or not patentable or copyrightable, that a party identifies as confidential or proprietary at the time it is delivered or communicated to the other party.

“Entity” means a corporation, an association, a joint venture, a partnership, a trust, a business, an individual, a government or political subdivision thereof, including an agency, or any other organization that can exercise independent legal standing.

“Inventor Licensed Product(s)” means products that in the absence of this Agreement would infringe at least one claim of Inventor Patent Rights or products that are made using a process or machine covered by a claim of Inventor Patent Rights.

“Inventor Patent Rights” means the aforementioned United States provisional patent application, and foreign counterparts including continuation, divisional and re-issue applications thereof and continuation-in-part applications thereof.

“Inventor Technical Information” means research and development information, unpatented inventions, know-how, trade secrets, and technical data in the possession of Inventors on the Effective Date of this Agreement that is needed to produce Inventor Licensed Products.  Notwithstanding the immediately preceding sentence, Inventor Technical Information shall not include, and this License Agreement is not intended to convey any rights to, any inventions, processes, know-how, trade secrets and other intellectual property, including without limitation laboratory analyses, analytical methods, procedures and techniques, and computer technical expertise, software and data, that were independently developed by the members of ICPD Holdings, LLC, nor such information, inventions, know-how, trade secrets, and/or technical data that (i) at the time of receipt is already known to Zavante from a third party who is not under any obligation of confidentiality to Inventors, as evidenced in writing, or (ii) is or later becomes (through no fault of Zavante) in the public domain.

“Zavante Patent Rights” means those United States patent applications and foreign counterparts including continuation, divisional and re-issue applications thereof and continuation-in-part applications thereof based upon intellectual property discovered by Zavante as a result of its use of inventor Patent Rights and/or Inventor Technical Information, together with any and all patents issuing thereon.

2.                                      License Grant.

A.                                    Inventors grant to Zavante for the term of this Agreement an exclusive, worldwide right and license, with the right to grant sublicenses, to make, have made, use and sell Inventor Licensed Product(s) and to use and otherwise exploit the inventor Technical Information, and to develop and patent intellectual property discovered by Zavante as a result of Zavante’s use of Inventor Patent Rights and/or Inventor Technical Information.

B.                                    The license grant of this Section 2 is exclusive but for the reserved right of Inventors to use the Inventor Patent Rights and the Inventor Technical Information exclusively for educational and research purposes, provided Zavante’s proprietary interests are protected.  Mutual written consent of all parties is therefore required before such educational or research endeavors are undertaken.

3.                                      Fees And Royalties.

In consideration of the exclusive license granted herein, Zavante shall pay to Inventors an amount of [**] (“License Fee”).

4.                                      Confidentiality.

A.                                    The parties hereto (each a “Recipient”) agree to maintain in confidence and not to disclose to any third party any CONFIDENTIAL INFORMATION of the other party (each a “Discloser”) received pursuant to this Agreement.  Each party agrees to ensure that its employees and consultants have access to CONFIDENTIAL INFORMATION only on a need-to-know basis and are obligated in writing to abide by the obligations hereunder.  The foregoing obligation shall not apply to:

(i)                                     Information that is known to or independently developed by the Recipient prior to the time of disclosure, in each case, to the extent evidenced by written records promptly disclosed to the Discloser upon receipt of the CONFIDENTIAL INFORMATION;

(ii)                                  Information disclosed to the Recipient by a third party that has a right to make such disclosure;

(iii)                               Information that becomes patented, published or otherwise part of the public domain as a result of acts by the Discloser or a third person obtaining such information as a matter of right; or

(iv)                              Information that is required to be disclosed by order of United States governmental authority or a court of competent jurisdiction; provided that the Discloser shall use its best efforts to obtain confidential treatment of such information by the agency or court.

5.                                      Term And Termination.

A.                                    This Agreement, unless sooner terminated as provided herein, shall terminate upon the expiration of the Inventor Patent Rights, subject to the provisions of Section 5(D) hereof.

B.                                    If Zavante becomes subject to a Bankruptcy Event or becomes subject to dissolution, all rights of Zavante under this Agreement shall immediately terminate without the necessity of any action being taken either by Inventors or by Zavante.

C.                                    Upon termination of this Agreement, the parties shall, upon request, return to the other party all CONFIDENTIAL INFORMATION of such requesting party fixed in any tangible medium of expression as well as any data generated during the term of this Agreement which will facilitate the development of the technology licensed hereunder.

D.                                    The provisions of Sections 4, 6, 8, 9, l0(C) and 10(E) shall survive termination of this Agreement.

6.                                      Patent Maintenance And Reimbursement.

A.                                    Zavante shall control and pay costs of and diligently prosecute and maintain Inventor or Zavante Patent Rights licensed hereunder.  Zavante may by written notice elect to stop paying for the preparation and maintenance of Inventor or Zavante Patent Rights pertaining to any product in any country, in which event, Inventors may assume the obligation of maintaining for their own benefit any such patent or patent application.  Zavante shall provide Inventors with such notice at least [**] in advance of any required prosecution or maintenance activity and/or filing related to the Inventor or Zavante Patent Rights, together with such documentation as may reasonably be necessary to diligently and promptly complete such prosecution or maintenance activity and/or filing.

7.                                      Infringement And Litigation.

A.                                    Inventors and Zavante are responsible for notifying each other promptly of any infringement of Inventor Patent Rights that may come to their attention, including notice to the other of any certification filed under the United States “Drug Price Competition and Patent Term Restoration Act of 1984.”  Inventors and Zavante shall consult one another in a timely manner concerning any appropriate response thereto.

B.                                    Zavante shall have the right, but not the obligation, to prosecute such infringement at its own expense.  Zavante shall not settle or compromise any such suit in a manner that imposes any obligations or restrictions on Inventors or grants any rights to the Inventor Technical Information or the Inventor Patent Rights, without Inventors• written permission which consent will not be unreasonably withheld.  Financial recoveries from any such litigation will first be applied to reimburse Zavante for its litigation expenditures with additional recoveries being paid to Zavante.

C.                                    If Zavante fails to prosecute such infringement, Inventors shall have the right, but not the obligation, to prosecute such infringement at their own expense.  In such event, financial recoveries will be entirely retained by Inventors.

D.                                    In any action to enforce any of the inventor Patent Rights, either party, at the request and expense of the other party shall cooperate to the fullest extent reasonably possible.  This provision shall not be construed to require either party to undertake any activities, including legal discovery, at the request of any third party except as may be required by lawful process of a court of competent jurisdiction.

8.                                      Representations: Disclaimer Of Warranty; Indemnification.

A.                                    Inventors represent and warrant to Zavante that they have the right to enter into this Agreement and grant the licenses described herein.  Inventors represent to the best of their knowledge that Zavante will not infringe on any rights of any other party with respect to its use, manufacture or sale of any products incorporating the Inventor Patent Rights licensed as of the Effective Date.

B.                                    Except as set forth above, the Inventor Patent Rights, Inventor Technical Information, Inventor Licensed Products and all technology licensed under this Agreement are provided on an “as is” basis and Inventors make no representations or warranties, express or implied, with respect thereto.

C.                                    Zavante will defend, indemnify and hold harmless Inventors (the “Indemnified Parties”), from and against any and all liability, loss, damage, action, claim or expense suffered or incurred by the Indemnified Parties (including attorney’s fees) (individually, a “Liability”, and collectively, the “Liabilities”) which results from or arises out of:  (a) the development, use manufacture, promotion, sale or other disposition, of any Inventor Patent Rights, Inventor Technical Information, Inventor Licensed Products, Zavante Patent Rights, and all technology licensed under this Agreement by Zavante, its assignees, sublicensees, vendors or other third parties; and (b) the enforcement by an Indemnified Party of its rights under this section.  Without limiting the foregoing, Zavante will defend, indemnify and hold harmless the Indemnified Parties from and against any Liabilities resulting from:

(i)                                     any product liability or other claim of any kind related to the use by a third party of a Inventor Licensed Product that was manufactured, sold or otherwise disposed by Zavante, its assignees, sublicensees, vendors or other third parties;

(ii)                                  a claim by a third party that the Inventor Patent Rights, Inventor Technical Information, Zavante Patent Rights, or any technology licensed under this Agreement or the design, composition, manufacture, use, sale or other disposition of any Inventor Licensed Product or product made using the Zavante Patent Rights, infringes or violates any patent, copyright, trademark or other intellectual property rights of such third party [excluding matters represented by Inventors in Section 8(A) above]; and

(iii)                               clinical trials or studies conducted by or on behalf of Zavante relating to the Inventor Patent Rights, Inventor Technical Information, Inventor Licensed Products, Zavante Patent Rights, products made using the Zavante Patent Rights, or any technology licensed under this Agreement, including, without limitation, any claim by or on behalf of a human subject of any such clinical trial or study, any claim arising from the procedures specified in any protocol used in any such clinical trial or study, any claim or deviation, authorized or unauthorized, from the protocols of any such clinical trial or study, and any claim resulting from or arising out of the manufacture or quality control by a third party of any substance administered in any clinical trial or study.

D.                                    Each party shall promptly notify the other of any claim or action giving rise to Liabilities subject to the provisions of the foregoing section.  Zavante shall have the right to defend any such claim or action, at its cost and expense.  If Zavante fails or declines to assume the defense of any such claim or action within [**] after notice thereof, Inventors may assume the defense of such claim or action for the account and at the risk of Zavante, and any Liabilities related thereto shall be conclusively deemed a liability of Zavante.  Zavante shall pay promptly to the Indemnified Party any Liabilities to which the foregoing indemnity relates, as incurred.  The indemnification rights of Inventors or other Indemnified Party contained herein are in addition to all other rights which such Indemnified Party may have at law or in equity or otherwise.  Notwithstanding anything to the contrary in this Agreement, Zavante may use one law firm to defend the interests of Zavante and Indemnified Parties unless it is determined by the law firm defending Zavante, that a conflict of interest actually exists between Zavante and any or all of the Indemnified Parties.  If

such conflict exists, Zavante shall pay for one law firm for all Indemnified Parties as a group, and nothing herein shall require Zavante to pay for the services of more than one law firm to represent any or all of the Indemnified Parties.  Indemnified Parties may retain counsel of their own selection at their own expense.

9.                                      Independent Contractor.

A.                                    Nothing herein shall be deemed to establish a relationship of principal and agent between Inventors and Zavante, nor any of their agents or employees for any purpose whatsoever.  This Agreement shall not be construed as constituting Inventors and Zavante as partners, or as creating any other form of legal association or arrangement that would impose liability upon one party for the act or failure to act of the other party.

10.                               Additional Provisions.

A.                                    Notices, payments, statements, reports and other communications under this Agreement shall be in writing and shall be deemed to have been received as of the date dispatched if sent by public overnight courier (e.g. Federal Express) and addressed as follows:

If for Inventors:

ICPD Holdings, LLC, Paul G. Ambrose, Member-Manager
43 British American Boulevard
Latham, NY 12110

Evelyn J. Ellis-Grosse
2785 Carillon Crossing
Marietta, GA 30066

If for Zavante:

Zavante Therapeutics, Inc.
3605 Sandy Plains Road
Suite 240-218
Marietta, GA 30066
Attention:  CEO

Either party may change its official address upon written notice to the other party.

B.                                    This Agreement shall be construed and governed in accordance with the laws of the State of New York, without giving effect to conflict of law provisions.

C.                                    This Agreement sets forth the entire agreement of the parties.  Any modification of this Agreement shall be in writing and signed by an authorized representative of each party.  This Agreement does not supersede the provisions of the Advisory Board Agreement between the parties.

D.                                    In the event that a party to this Agreement perceives the existence of a dispute with the other party concerning any right or duty provided for herein, the parties shall, as soon as practicable, confer in an attempt to resolve the dispute.

E.                                     A waiver by either party of a breach or violation of any provision of this Agreement will not constitute or be construed as a waiver of any subsequent breach or violation of that provision or as a waiver of any breach or violation of any other provision of this Agreement.

F.                                      Any of the provisions of this Agreement which are determined to be invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability in such jurisdiction, without rendering invalid or unenforceable the remaining provisions hereof or affecting the validity or unenforceability of any of the terms of this Agreement in any other jurisdiction.

G.                                    Nothing in this Agreement express or implied, is intended to confer on any person other than the parties hereto or their permitted assigns, any benefits, rights or remedies.

IN WITNESS WHEREOF the parties, intending to be legally bound, have caused this Agreement to be executed by their duly authorized representatives.

INVENTORS

ICPD HOLDINGS, LLC.

/s/ Paul G. Ambrose		Date:	July 11, 2014
Paul G. Ambrose, Member-Manager

/s/ Evelyn J. Ellis-Grosse		Date:	11 July 14
Evelyn J. Ellis-Grosse

ZAVANTE THERAPEUTICS, INC.

By:	/s/ Evelyn J. Ellis-Grosse	Date:	11 July 14
Evelyn J. Ellis-Grosse
Chief Executive Officer